EX 10.1

February 9, 2022

Octavio Marquez
Address on file with the Company

RE: EMPLOYMENT OFFER LETTER

Dear Octavio:

On behalf of Diebold Nixdorf, Inc. (the “Company”), I am pleased to offer you (“you” or the “Executive”) the position of President and Chief Executive Officer of the Company. The following sets forth the terms and conditions regarding your employment, effective as of the Start Date indicated below and subject to your successful completion of the Company’s customary pre-hire checks and testing for senior level executives.

Start Date: Your new role shall begin on March 11, 2022 (the “Start Date”).

Position and Duties: You agree to serve as the President and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). This is a full-time position, and you shall devote substantially all of your working time, attention, and energies during normal business hours (other than absences due to illness or vacation) to the performance of your duties for the Company. As soon as practical following your Start Date, the Company’s Board will appoint you as a non-independent director of the Board. While in your position and during your employment, the Board will nominate you to serve as a director at each of Diebold Nixdorf’s annual meetings, subject to election by the Company’s shareholders. As an employee director, your service on the Board is without additional compensation.

Term: You will be employed on an “at-will” basis, subject to termination by either party at any time and for any reason. Except as otherwise required by this offer letter or by law, the Company’s obligations under this offer letter automatically terminate upon the termination of your employment with the Company or its affiliate, and you will have no obligation or duty to further serve the Company in any capacity nor will you be entitled to any further compensation or benefit beyond payment of Base Salary through date of termination and any accrued but unused vacation, unreimbursed business expenses and vested benefits. All separation and termination compensation and benefits will be governed by this offer letter.

Location & Travel: You understand that significant travel may be required to meet the duties and responsibilities of this position. Your reasonable travel and related expenses shall be reimbursed in accordance with Company policy. The Company acknowledges that you will need some time to relocate to the U.S. and that your current lease in the Netherlands ends this summer. You agree to relocate to the U.S. by the end of summer 2022.

Compensation: In exchange for the full-time services rendered by you for the Company and its affiliates, the Company will provide you, in the ordinary course, with Base Salary, an annual incentive award and long-term incentive grants as described below.

Base Salary: Your initial annualized base salary shall be set at $850,000 (“Base Salary”), payable in accordance with the regular payroll practices of the Company.

Annual Incentive Award: Your initial target bonus shall be 120% of annual Base Salary measured from January 1 for the first year of employment. For avoidance of doubt, the 2022 bonus will be calculated as if your Base Salary for all of calendar year 2022 was $850,000, without any proportional reduction for the first two and a half months of 2022 when your Base Salary was lower. Bonus payouts are awarded at the discretion of the Board based on the Board’s determination, in good faith and consistent with its fiduciary duties, that annual targets were achieved. The annual targets will be established in writing by the Board after consultation with you and within the first ninety (90) days of the applicable bonus period. Your annual bonus will be paid no later than March 15 immediately following the end of the applicable bonus period subject to bonus plan guidelines as may be amended from time to time. In the event your employment with the Company ends due to your death or disability, the Company will pay you a lump sum amount, paid within 60 days of termination, of the annual incentive award at target for the calendar year that includes the date of termination; provided such amount shall be adjusted on a prorated basis.

Long-Term Incentive Grant: Your initial long-term incentive grant value will be $5,000,000 and shall be granted to you on or before the State Date. The equity mix for this new grant will be 60% Performance Shares and 40% Restricted Stock Units, pending approval by the board. The long-term incentive grant is subject to the terms set forth in the award agreements and the shareholder approved equity plan. Future long-term incentive grants will be awarded in accord with the Company’s existing programs and practices.

Vacation: You shall be entitled to four weeks of vacation per year.

Employee Benefits: During your employment, you and, where applicable, your eligible family members, shall be eligible to participate in all employee benefit programs available to senior executives of the Company or its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans.

Severance Benefits: You will participate in the Company’s Senior Leadership Severance Plan (the “Plan”) as a Grade 100 Executive. Notwithstanding anything to the contrary in the Plan or otherwise, (i) no termination, amendment or modification of the Plan following the date of this offer letter shall have an adverse impact on you, including by reducing the terms of your Severance Benefits; and (ii) the Plan shall be applied to you as follows:

•“Good Reason” shall include a change in your title, authority, duties or responsibilities or the assignment of any duties that are inconsistent with your position.

Your employment may not be terminated for Cause unless, after the applicable cure period, you are provided an opportunity to be heard at a Board meeting held for the purpose of considering a for Cause termination.

Change in Control Severance Benefits: You already participate in the Company’s Change in Control (CIC) program. Your existing CIC Agreement will remain in place pursuant to its terms. To the extent the Change in Control Agreement and the Senior Leadership Severance Plan both apply, the terms that are more favorable to you shall control.

Legal Expenses: The Company will reimburse you for reasonable legal fees you incur in connection with the review of this Agreement in an amount not to exceed $10,000.

Tax Matters: All amounts payable to you shall be subject to the withholding of all applicable taxes and deductions required by any applicable law and employee elections. All payments made pursuant to plans in which you participate shall be made in accordance with the taxation and payment provisions contained in such plans.

Miscellaneous: The terms set forth in this offer letter shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto. This offer letter, along with the terms of the documents and agreements referred to herein, as modified by this offer letter, and which are incorporated by reference as material terms of this offer letter, supersedes and replaces any previous offers or agreements between us. This offer letter shall be governed by and construed in all respects by the laws of Ohio without reference to principles of conflicts of laws. Any disputes relating to your employment or equity rights shall be resolved by third party mediation and, failing that, by binding arbitration to be held in Cleveland, Ohio in accordance with the rules and procedures of the American Arbitration Association for Employment Arbitration and Mediation. The Company will pay the costs and expenses of such arbitration and mediation.

To accept this offer, please sign this offer letter in the space provided below and return to Jonathan Leiken, Executive Vice President and Chief Legal Officer, retaining a copy for your own file.

We look forward to your decision.

Sincerely,

/s/Jonathan Leiken
Jonathan Leiken
Executive Vice President, Chief Legal Officer & Secretary

I accept this offer on the terms set forth above.

Octavio Marquez
/s/Octavio Marquez
Date: February 9, 2022

Approved by the Diebold Nixdorf, Inc. Board of Directors

DIEBOLD NIXDORF, INC.
/s/Gary G. Greenfield
Gary G. Greenfield
Chairman of the Board of Directors
Date: February 9, 2022